DECKERS BRANDS REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2023 FINANCIAL RESULTS

•FY 2023 RECORD REVENUE OF $3.627 BILLION, UP 15% ON REPORTED BASIS VS. FY 2022; UP 18% IN CONSTANT CURRENCY
•FY 2023 OPERATING MARGIN OF 18%
•FY 2023 RECORD DILUTED EARNINGS PER SHARE OF $19.37, UP 19% VS. FY 2022

Goleta, California (May 25, 2023) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the fourth quarter and full fiscal year ended March 31, 2023. The Company also provided its financial outlook for the full fiscal year ending March 31, 2024.

"Fiscal year 2023 was an exceptional year for the Deckers organization, delivering 15% revenue growth and increasing earnings per share nearly 20%," said Dave Powers, President and Chief Executive Officer. “We continue to deliver record results, including the HOKA brand adding more than half a billion dollars of top-line revenue. We are energized for the path ahead as we continue investing behind our long-term strategic priorities, while maintaining a disciplined approach to managing our operating model to drive sustainable future success.”

Fourth Quarter Fiscal 2023 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 7.5% to $791.6 million compared to $736.0 million. On a constant currency basis, net sales increased 10.2%.
◦Channel
▪Wholesale net sales were $448.4 million compared to $448.8 million.
▪Direct-to-Consumer (DTC) net sales increased 19.5% to $343.1 million compared to $287.2 million. DTC comparable net sales increased 18.4%.
◦Geography
▪Domestic net sales increased 4.1% to $542.4 million compared to $521.0 million.
▪International net sales increased 15.8% to $249.1 million compared to $215.1 million.
•Gross margin was 50.0% compared to 48.7%.
•Selling, general, and administrative (SG&A) expenses were $290.2 million compared to $277.4 million.
•Operating income was $105.9 million compared to $81.3 million.
•Diluted earnings per share was $3.46 compared to $2.51.

Fourth Quarter Fiscal 2023 Brand Summary (Compared to the Same Period Last Year)

•HOKA® brand net sales increased 40.3% to $397.7 million compared to $283.5 million.
•UGG® brand net sales decreased 16.1% to $314.3 million compared to $374.6 million.
•Teva® brand net sales increased 14.6% to $62.8 million compared to $54.8 million.
•Sanuk® brand net sales decreased 10.5% to $10.7 million compared to $11.9 million.
•Other brands, primarily composed of Koolaburra®, net sales decreased 46.2% to $6.0 million compared to $11.2 million.

Full Fiscal Year 2023 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 15.1% to $3.627 billion compared to $3.150 billion. On a constant currency basis, net sales increased 18.4%.
◦Channel
▪Wholesale net sales increased 11.6% to $2.161 billion compared to $1.937 billion.

▪DTC net sales increased 20.8% to $1.467 billion compared to $1.214 billion. DTC comparable net sales increased 23.1% over the same period last year.
◦Geography
▪Domestic net sales increased 13.1% to $2.451 billion compared to $2.168 billion.
▪International net sales increased 19.7% to $1.176 billion compared to $982.5 million.
•Gross margin was 50.3% compared to 51.0%.
•SG&A expenses were $1.173 billion compared to $1.043 billion.
•Operating income was $652.8 million compared to $564.7 million.
•Diluted earnings per share was $19.37 compared to $16.26.

Full Fiscal Year 2023 Brand Summary (Compared to the Same Period Last Year)

•HOKA ® brand net sales increased 58.5% to $1.413 billion compared to $891.6 million.
•UGG® brand net sales decreased 2.7% to $1.929 billion compared to $1.982 billion.
•Teva® brand net sales increased 12.5% to $183.1 million compared to $162.7 million.
•Sanuk® brand net sales decreased 11.9% to $38.0 million compared to $43.1 million.
•Other brands, primarily composed of Koolaburra®, net sales decreased 9.6% to $64.1 million compared to $70.9 million.

Balance Sheet (March 31, 2023 as compared to March 31, 2022)

•Cash and cash equivalents were $981.8 million compared to $843.5 million.
•Inventories were $532.9 million compared to $506.8 million.
•The Company had no outstanding borrowings.

Stock Repurchase Program

During the fourth quarter, the Company repurchased approximately 243 thousand shares of its common stock for a total of $102.5 million at a weighted average price paid per share of $421.53.

During the full fiscal year 2023, the Company repurchased approximately 928 thousand shares of its common stock for a total of $297.4 million at a weighted average price paid per share of $320.35. As of March 31, 2023, the Company had approximately $1.357 billion remaining under its stock repurchase authorization.

CFO Commentary

"Over the past three years, we have more than doubled our earnings per share, fueled by three consecutive years of double-digit revenue growth," said Steve Fasching, Chief Financial Officer. "Our teams remained flexible and disciplined to deliver an operating margin of 18% in fiscal year 2023. Strong demand for our brands, coupled with our disciplined operating model and fortified balance sheet, positions us well to continue executing against our strategic priorities and supporting the long-term growth of our business.”

Full Fiscal Year 2024 Outlook for the Twelve Month Period Ending March 31, 2024

The Company's full fiscal year 2024 outlook is forward-looking in nature, reflecting our expectations as of May 25, 2023, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: supply chain disruptions, constraints and related expenses; labor shortages; changes in economic conditions including foreign currency fluctuation, inflationary pressures, consumer confidence and discretionary spending; and geopolitical tensions.

•Net sales are expected to be approximately $3.950 billion.
•Gross margin is expected to be approximately 52%.
•SG&A expenses as a percentage of sales are projected to be approximately 34%.
•Operating margin is expected to be approximately 18%.
•Effective tax rate is expected to be approximately 22% to 23%.
•Diluted earnings per share is expected to be in the range of $21.10 to $21.60.
•The earnings per share guidance does not assume any impact from potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and full fiscal year 2023 will be broadcast live today, Thursday, May 25, 2023, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending; the strength of our brands and demand for our products; our ability to drive future growth and profitability; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2023	2022	2023	2022
Net sales	$791,571	$736,007	$3,627,286	$3,150,339
Cost of sales	395,403	377,268	1,801,916	1,542,788
Gross profit	396,168	358,739	1,825,370	1,607,551
Selling, general, and administrative expenses	290,249	277,441	1,172,619	1,042,844
Income from operations	105,919	81,298	652,751	564,707
Total other (income) expense, net	(8,939)	(1,052)	(13,331)	69
Income before income taxes	114,858	82,350	666,082	564,638
Income tax expense	23,071	13,531	149,260	112,689
Net income	91,787	68,819	516,822	451,949
Total other comprehensive income (loss), net of tax	1,241	(5,798)	(14,080)	(8,212)
Comprehensive income	$93,028	$63,021	$502,742	$443,737

Net income per share
Basic	$3.49	$2.54	$19.50	$16.43
Diluted	$3.46	$2.51	$19.37	$16.26
Weighted-average common shares outstanding
Basic	26,302	27,134	26,504	27,508
Diluted	26,493	27,374	26,686	27,789

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2023	March 31, 2022
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$981,795	$843,527
Trade accounts receivable, net	301,511	302,688
Inventories	532,852	506,796
Other current assets	94,095	99,117
Total current assets	1,910,253	1,752,128
Property and equipment, net	266,679	222,449
Operating lease assets	213,302	182,459
Other noncurrent assets	165,969	175,214
Total assets	$2,556,203	$2,332,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$265,605	$327,487
Operating lease liabilities	50,765	50,098
Other current liabilities	181,010	164,099
Total current liabilities	497,380	541,684
Long-term operating lease liabilities	195,723	171,972
Other long-term liabilities	97,367	79,769
Total long-term liabilities	293,090	251,741
Total stockholders' equity	1,765,733	1,538,825
Total liabilities and stockholders' equity	$2,556,203	$2,332,250